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News Release

FORWARD INQUIRIES TO:
Quintin Lai
Sigma-Aldrich Corporation
314-898-4643
quintin.lai@sial.com

FOR IMMEDIATE RELEASE

SIGMA-ALDRICH ELECTS MICHAEL MARBERRY AS DIRECTOR

St. Louis, MO, September 19, 2012 – The Board of Directors of Sigma-Aldrich Corporation (NASDAQ: SIAL) has elected Michael Marberry as a Director of the Company. Mr. Marberry (age 54) is President and CEO of J.M. Huber Corporation, a diversified, multinational supplier of engineered materials, natural resources and technology-based services to customers spanning many industries from paper and energy to plastics and construction.
In announcing Mr. Marberry’s election to the Board, Rakesh Sachdev, President and CEO of Sigma-Aldrich said, “We are extremely pleased to have Michael Marberry join our Board. His broad background and international experience in leading a successful global company and in expanding into applied chemical and industrial markets will help Sigma-Aldrich in strategic efforts to enhance its leadership position in Life Science and High Technology.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Its biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. The Company has customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use its products. Sigma-Aldrich operates in 38 countries and has 9,100 employees providing excellent service worldwide. The Company is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit its award winning web site at www.sigma-aldrich.com.